UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:

May 26, 2010

INSIGNIA SYSTEMS, INC.

(Exact name of registrant as specified in its chapter)

Minnesota

1-13471	41-1656308

(State or other jurisdiction of incorporation)

(Commission File Number)	(IRS Employer Identification No.)

8799 Brooklyn Blvd., Minneapolis, Minnesota	55445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 26, 2010, the Company’s Compensation Committee approved the 2010 Executive Officer Incentive Bonus Plan. The employees eligible to participate in the Plan are the Chief Executive Officer, Vice President of Finance, Senior Vice President of Marketing Services and Senior Vice President of Operations. Under the terms of the Plan, eligible employees are eligible to receive annual bonuses of up to 36% of their 2010 base salary based upon levels of POPS revenue and corporate adjusted pre-tax income achieved by the registrant in 2010.

Item 5.07.       Submission of Matters to a Vote of Security Holders

On May 26, 2010, the Company held its Annual Meeting of Shareholders in Minneapolis, Minnesota. At the Annual Meeting, there were present in person or by proxy 13,695,173 shares of the Company’s common stock, representing 88.70% of the total outstanding eligible votes. At the Annual Meeting, the Company’s shareholders (1) elected five members of the Board of Directors of the Company, (2) approved an amendment to the 2003 Incentive Stock Option Plan and (3) ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

1. The following directors were elected to serve for one year, and until their successors are elected:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Donald J. Kramer	5,085,255	62,198	8,547,720
Scott F. Drill	5,086,055	61,398	8,547,720
Peter V. Derycz	5,086,055	61,398	8,547,720
Reid V. MacDonald	5,085,255	62,198	8,547,720
Gordon F. Stofer	5,085,255	62,198	8,547,720

2. The shareholders present in person or by proxy approved an amendment to the Company’s 2003 Incentive Stock Option Plan to increase the number of shares reserved for issuance under the Plan from 2,625,000 to 2,875,000 by a vote of 4,796,994 shares in favor, 340,004 shares against, 10,455 shares abstaining and 8,547,720 broker non-votes.

3. The shareholders present in person or by proxy voted to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the year ended December 31, 2010, by a vote of 13,674,139 shares in favor, 4,950 shares against and 16,084 shares abstaining.

Item 9.01.       Financial Statements and Exhibits.

(d)	Exhibits

99.1	2010 Executive Officer Incentive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Systems, Inc.
(Registrant)

Date: June 2, 2010	By	/s/ Scott F. Drill
Scott F. Drill, President and Chief Executive Officer